Exhibit 4.1

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of April 5, 2019, among Ironwood Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 15, 2015, providing for the issuance of $335,700,000 aggregate principal amount of 2.25% Convertible Senior Notes due 2022 (the “Indenture”);

WHEREAS, Section 10.01(h) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to, or the consent of, any Holder in order to conform the provisions of the Indenture to the “Description of Notes” section in the preliminary offering memorandum, dated June 8, 2015, relating to the offering and sale of the Securities, as supplemented by the related pricing term sheet (as so supplemented, the “Offering Memorandum”);

WHEREAS, under Section 4.05(c) of the Indenture, the term “Valuation Period” is defined as “the first five consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off”;

WHEREAS, on page 43 of the Offering Memorandum, the term “Valuation Period” is defined as “the first ten consecutive trading day period after, and including, the ex-dividend date of the spin-off”; and

WHEREAS, pursuant to Section 10.01(h) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)  Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendment to “Valuation Period”. The language appearing on page 31 of the Indenture opposite “FMV0=” shall be amended and restated in its entirety to read as follows (marked to show revisions):

“the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first ~~five~~ ten consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and”

(3) Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE OR THE SECURITIES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(4) Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.  Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

(5) Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

(7) Indenture.  Except as expressly set forth herein, all other terms of the Indenture shall remain in full force and effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Halley E. Gilbert
	Name:	Halley E. Gilbert
	Title:	Chief Administrative Officer and Senior Vice President of Corporate Development

[Signature Page to Supplemental Indenture]

U.S. Bank National Association, as Trustee

By:	/s/ Alison D. B. Nadeau
Name: Alison D. B. Nadeau
Title: Vice President

[Signature Page to Supplemental Indenture]